Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Future FinTech Group Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	1,250,000	$1.19	$1,487,500.00	0.0001381	$205.62

Total Offering Amounts:						$1,487,500.00		205.62
Total Fee Offsets:								0.00
Net Fee Due:								$205.62

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Offering Note(s)

(1)	Represents shares of Common Stock issuable under the Future FinTech Group Inc. 2025 Omnibus Equity Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on May 27, 2026, a date within five business days of the filing date.